Exhibit 10.1

FIREEYE, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved August 1, 2014
FireEye, Inc. (the “Company”) believes that the granting of equity compensation to the members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2013 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards such Outside Director receives under this Policy.
This Policy will be effective as of August 1, 2014.

1.	EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)    Initial Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director following the effective date of this Policy automatically will be granted an award of restricted stock units (“RSUs”) with a total Value of $400,000 (an “Initial Award”) (with the number of Shares subject thereto determined based on that total Value, but rounded down to the nearest whole Share), which will become effective on the date the person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. Subject to Section 4 below and Section 14 of the Plan, each Initial Award will vest as to one-third (1/3rd) of the RSUs subject to the Initial Award on each anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)    Annual Awards. Subject to Section 11 of the Plan, on the effective date of this Policy, and on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the first Annual Meeting following the effective date of this Policy, each Outside

Director who has been an Outside Director for six (6) months or more on the date of such Annual Meeting, automatically will be granted an award of RSUs with a total Value based on Board and other service as follows (an “Annual Award”) (with the number of Shares subject thereto determined based on that total Value, but rounded down to the nearest whole Share), provided that an Annual Award will not be granted to any Outside Director who is not continuing as a Director following the applicable Annual Meeting:
Board Member    $ 200,000
Lead Independent Director (if applicable)    $ 20,000
Committee Awards:     Chair    Member
Audit    $ 20,000    $ 7,000
Compensation    $ 10,000    $ 5,000
Nominating and Corporate Governance    $ 6,250    $ 2,500
Government Classified Information and Security    $ 6,250    $ 2,500
Subject to Section 4 below and Section 14 of the Plan, each Annual Award will vest in full on the earlier of (i) the day prior to the next Annual Meeting held after the date of grant or (ii) the first anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)    Value. For purposes of this Policy, “Value” means, with respect to any award of RSUs, the Fair Market Value of the Shares subject thereto on the grant date of the award, or such other methodology the Board or the Compensation Committee of the Board (the “Compensation Committee”) may determine prior to the grant of the RSUs becoming effective, as applicable.

1.	ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

2.	ADJUSTMENTS
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

3.	REVISIONS
The Board or the Compensation Committee, in their respective discretion, may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board or the Compensation Committee determines to make any such change or revision.

2